As filed with the Securities and Exchange Commission on June 26, 1996.
                              Registration No. 333-
- -------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                       REGISTRATION STATEMENT ON FORM S-3
                                      Under
                           THE SECURITIES ACT OF 1933


                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)


        Delaware                                     13-3698386
- ---------------------------          ------------------------------------------
(State of Incorporation)               (I.R.S. Employer Identification Number)

                                 40 Elmont Road
                             Elmont, New York 11003
                                 (516) 326-1940
          (Address and telephone number of principal executive offices)


                                  Shelly Finkel
                              Chairman of the Board
                    Global Telecommunication Solutions, Inc.
                                 40 Elmont Road
                             Elmont, New York 11003
                                 (516) 326-1940
            (Name, address and telephone number of agent for service)


                                   Copies to:

                             David Alan Miller, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                            (212) 818-8881 - Telecopy



         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


==================================================================================================================================
                         CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                Proposed
                                                                          Proposed               Maximum
                                                                           Maximum              Aggregate
Title of Each Class of                            Amount to be         Offering Price           Offering               Amount Of
Securities to be Registered                        Registered            Per Unit(1)            Price(2)           Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------------

                                                       1,718,318                                 $7,732,431.00          $2,666.36
                                                         600,000            $4.50                $2,700,000.00            $931.03
Common Stock, $.01 par value                              52,805                                   $237,622.50             $81.94
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
issuable upon conversion of                              906,682            $4.50                $4,080,069.00          $1,406.92
Convertible Debentures(3)
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
underlying Debenture Common Stock                         21,255            $4.50                   $95,647.50             $32.98
Purchase Warrants(3)
- -----------------------------------------------------------------------------------------------------------------------------------
Redeemable Common Stock Purchase                       1,200,000           $1.625                $1,950,000.00            $672.41
Warrants(3)
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
underlying Redeemable Common Stock                     1,200,000            $4.50                $5,400,000.00          $1,862.07
Purchase Warrants(3)(4)
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
underlying Redeemable Common Stock                     1,200,000            $4.00                $4,800,000.00          $1,655.17
Purchase Warrants(3)(5)
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
underlying April 95 Common Stock                          50,000            $4.50                  $225,000.00             $77.59
Purchase Warrant(3)
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
underlying October 95 Common Stock                        50,000            $4.50                  $225,000.00             $77.59
Purchase Warrant(3)
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
underlying January 96 Common Stock                       200,000            $4.50                  $900,000.00            $310.34
Purchase Warrant(3)
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock $.01 par value,                              60,000            $4.50                  $270,000.00             $93.10
underlying Unit Purchase Option(3)
- -----------------------------------------------------------------------------------------------------------------------------------
Redeemable Common Stock Purchase
Warrants underlying Unit Purchase                        120,000           $1.625                  $195,000.00             $67.24
Option(3)
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
underlying Redeemable Common Stock
Purchase Warrants issuable pursuant                      120,000            $4.00                  $480,000.00            $165.52
to Unit Purchase Option(3)(6)
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value,
underlying Redeemable Common Stock
Purchase Warrants issuable pursuant                      120,000            $4.50                  $540,000.00            $186.21
to Unit Purchase Option(3)(7)
- -----------------------------------------------------------------------------------------------------------------------------------
                                                              TOTAL FEE................................................$10,286.47
===================================================================================================================================




                                                                                           (footnotes on next page)

                                                        ii




(1) Based upon the market price of the Common Stock, as reported by The Nasdaq Stock Market, on June 21, 1996, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended ("Securities Act").

(2) The proposed maximum aggregate offering price, based upon the market price of the Common Stock, as reported by The Nasdaq Stock Market, on June 21, 1996, in accordance with Rules 457(c) under the Securities Act.

(3) Pursuant to Rule 416, there are also being registered additional shares of Common Stock as may become issuable pursuant to the antidilution provisions in the instruments governing the Convertible Debentures, Debenture Warrants, various other warrants registered herein, Unit Purchase Option and Redeemable Common Stock Purchase Warrants pursuant to which the shares of Common Stock registered hereon are issuable.

(4) Represents the resale of shares of Common Stock underlying the Redeemable Common Stock Purchase Warrants by the holders of such warrants ("Warrant Holders") who purchased the securities in a private placement of these and certain other securities consummated in May 1996.

(5) Represents the issuance of shares of Common Stock to the holders of the Redeemable Common Stock Purchase Warrants who purchase such warrants from the Warrant Holders.

(6) Represents the resale of shares of Common Stock underlying the Redeemable Common Stock Purchase Warrants by holders of such warrants ("UPO Holders") who exercised the Unit Purchase Option, which Unit Purchase Option was acquired in connection with a private placement of securities consummated in May 1996.

(7) Represents the issuance of shares of Common Stock to holders of the Redeemable Common Stock Purchase Warrants who acquired such warrants from the UPO Holders.


         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.

                           ---------------------------


                              CROSS REFERENCE SHEET

                           ---------------------------




Form S-3
Item Number and Heading                      Caption or Location in Prospectus



1.  Forepart of the Registration
    Statement and Outside Front Cover
    Page of Prospectus                         Outside Front Cover Page

2.  Inside Front and Outside Back Cover
    Pages of Prospectus                        Inside Front Cover Page

3.  Summary Information and Risk Factors       Prospectus Summary; Risk Factors

4.  Use of Proceeds                            Use of Proceeds

5.  Determination of Offering Price            Selling Securityholders; Plan of
                                               Distribution

6.  Dilution                                   Not Applicable

7.  Selling Security Holders                   Selling Securityholders; Plan of
                                               Distribution

8.  Plan of Distribution                       Outside Front Cover Page;
                                               Selling Securityholders;
                                               Plan of Distribution

9.  Description of Securities to
    be Registered                              Not Applicable

10. Interest of Named Experts and Counsel      Experts


11. Material Changes                           Prospectus Summary

12. Incorporation of Certain Information
    by Reference                               Incorporation of Certain
                                               Documents by Reference

13. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities                                Selling Securityholders

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE ___, 1996

PROSPECTUS

                    GLOBAL TELECOMMUNICATION SOLUTIONS, INC.

                        4,979,060 Shares of Common Stock
                    1,320,000 Common Stock Purchase Warrants

        This Prospectus relates to up to 4,979,060 shares ("Shares") of Common Stock, par value $.01 per share, of Global Telecommunication Solutions, Inc. ("Company") and 1,320,000 Redeemable Common Stock Purchase Warrants ("Redeemable Warrants"), each Redeemable Warrant to purchase one share of Common Stock for $4.00 at any time until December 14, 1999, that may be offered for resale for the account of certain securities holders ("Selling Securityholders") of the Company as set forth herein under the heading "Selling Securityholders."

        The Redeemable Warrants may be redeemed by the Company, with the consent of Whale Securities Co., L.P. ("Whale"), upon notice of not less than 30 days, at a price of $.10 per Redeemable Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice, has been at least 187.5% of the then effective exercise price of the Redeemable Warrants (currently $7.50, subject to adjustment).

        Of the 4,979,060 Shares being offered for resale by the Selling Securityholders, (i) 2,371,123 Shares are currently outstanding, (ii) 906,682 Shares are issuable upon conversion of the Company's 6% Senior Secured Convertible Debentures ("Convertible Debentures"), (iii) 21,255 Shares are issuable upon exercise of the Common Stock purchase warrants issued in connection with the issuance of the Convertible Debentures ("Debenture Warrants"), (iv) 1,200,000 Shares are issuable upon exercise of the Redeemable Common Stock Purchase Warrants ("Redeemable Warrants") issued in connection with a private placement consummated by the Company in May 1996 ("May 1996 Private Placement"), (v) 300,000 Shares are issuable upon exercise of the Common Stock purchase warrants issued to Whale and certain designees in April 1995 (50,000 Shares), October 1995 (50,000 Shares) and January 1996 (200,000 Shares) (collectively, the "Consulting Warrants"), (vi) 60,000 Shares are issuable upon exercise of the unit purchase option ("UPO") issued to Whale in connection with the May 1996 Private Placement and (vii) 120,000 Shares are issuable upon exercise of the Redeemable Warrants underlying the UPO. Of the 1,320,000 Redeemable Warrants being offered for sale by the Selling Securityholders, (i) 1,200,000 Redeemable Warrants were issued in connection with the May 1996 Private Placement and are currently outstanding and (ii) 120,000 Redeemable Warrants are issuable upon exercise of the UPO.

        All of the Shares and Redeemable Warrants are being offered hereby for the respective accounts of the Selling Securityholders. No period of time has been fixed within which the securities covered by this Prospectus may be offered or sold. The Company will not receive any of the proceeds from the sale of the Shares and Redeemable Warrants by the Selling Securityholders. Of the 4,979,060 Shares offered hereby, 1,701,255 Shares are issuable upon exercise of the Redeemable Warrants, Debenture Warrants, Consulting Warrants and UPO. If such securities are fully exercised, the Company will receive up to an aggregate of $7,201,682 in gross proceeds, before deduction of the 5% warrant solicitation fee which may be payable to Whale ($264,000, assuming that the fee is payable with respect to all of the Redeemable Warrants). All proceeds received by the Company, if any, will be used for working capital and general corporate purposes. See "Use of Proceeds" and "Selling Securityholders."

        All costs, expenses and fees in connection with the registration of the Shares and Redeemable Warrants offered by this Prospectus will be borne by the Company. Such expenses are estimated to be $50,000. Brokerage commissions and discounts, if any, attributable to the sale of the Shares and Redeemable Warrants for the account of Selling Securityholders will be borne by them.

        The principal market for trading of the Common Stock and the Redeemable Warrants is the Nasdaq SmallCap Market under the symbols GTST and GTSTW, respectively. On June 21, 1996, the last sale price for the Common Stock was $4.50 and for the Redeemable Warrants was $1.625 as reported by the Nasdaq SmallCap Market. The Common Stock and the Redeemable Warrants also are listed on the Boston Stock Exchange under the symbols GTL and GTLW, respectively.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 9.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is ___________, 1996.

No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                                TABLE OF CONTENTS

                                                                       Page


        TABLE OF CONTENTS..............................................  2
        AVAILABLE INFORMATION..........................................  2
        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................  3
        PROSPECTUS SUMMARY.............................................  4
        RISK FACTORS.................................................... 9
        USE OF PROCEEDS................................................. 16
        SELLING SECURITYHOLDERS......................................... 16
        PLAN OF DISTRIBUTION............................................ 24
        LEGAL MATTERS................................................... 25
        EXPERTS......................................................... 25





                              AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission ("Commission"), in Washington, D.C., a Registration Statement on Form S-3
("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act") with respect to the Shares and Redeemable Warrants offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto. For further information with respect to the Company, the Shares and the Redeemable Warrants, reference is hereby made to the Registration Statement and exhibits. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit are not complete and the description of such contract or document is qualified in its entirety by reference to such contract or document. The Registration Statement, together with the exhibits, may be inspected at the Commission's principal office in Washington, D.C. and copies may be obtained upon payment of the fees prescribed by the Commission.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such information, reports, proxy statements and other information filed by the Company under the Exchange Act may be examined without charge at the public reference facilities of the Commission, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 14th Floor, 75 Park Place, New York, NY 10007; and Room 3190, John C. Kluczynski Federal Building, 230 South Dearborn Street, Chicago, IL 60604. Copies can also be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, all reports filed by the

Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet Web Site located at www.sec.gov. The Common Stock and Redeemable Warrants are traded on the Nasdaq SmallCap Market (Symbols: GTST and GTSTW), and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006. The Common Stock and Redeemable Warrants also are listed on the Boston Stock Exchange (Symbols: GTL and GTLW) and information concerning the Company can be inspected and copied at The Boston Stock Exchange, Inc., One Boston Place, Boston, Massachusetts 02108.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which are on file with the Commission (Exchange Act File No. 1-13478) are incorporated in this Prospectus by reference and made a part hereof:

        (a) Annual Report on Form 10-KSB of the Company for the year ended December 31, 1995;

        (b) Current Report of the Company on Form 8-K for merger filed on March 15, 1996, and amendment thereto on Form 8-K/A, filed on May 10, 1996;

        (c) Quarterly Report on Form 10-QSB of the Company for the three months ended March 31, 1996; and

        (d)   Proxy Statement dated July ___, 1996.

        The Company's Registration Statement on Form 8-A (which contains descriptions of the Company's Common Stock and Redeemable Warrants), which was declared effective by the Commission on December 14, 1994, is also incorporated in this Prospectus by reference and made a part hereof.

        All  documents  filed by the  Company  with the  Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Prospectus and filed with the Commission prior to the date of this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to the Company at 40 Elmont Road, Elmont, New York 11003,
Attention: Investor Relations (telephone number:
(516) 326-1940).

                               PROSPECTUS SUMMARY

        The information set forth below is qualified in its entirety by the information set forth in those documents incorporated herein by reference. Certain of the information contained in this summary and elsewhere in this Prospectus are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."


                                   The Company

General

        Global Telecommunication Solutions, Inc. and its subsidiaries ("Company" or "GTS") design, develop and market prepaid phone cards featuring licensed, promotional and standard graphics. The Company markets its prepaid phone cards as a convenient alternative to credit calling cards and conventional coin or collect long distance calls. The Company also provides card user access to long distance service through its switching facilities and long distance network arrangements. The Company's phone cards are designed to promote a high level of consumer awareness and appeal by combining creative graphic designs and widely-recognized concepts, characters and/or images with long distance service features and ancillary advertising and promotional benefits, such as broadcast messaging, voice mail, foreign language instruction, customized information and advertising, celebrity and character voices and customized greetings.

Recent Events

        Acquisition of Global Link

        The Company acquired Global Link Teleco Corporation ("Global Link") by merging (the "Merger") the Company's wholly-owned subsidiary, Link Acquisition Corp., with and into Global Link, with Global Link surviving the Merger as a wholly-owned subsidiary of the Company. The Merger was effective March 1, 1996. Global Link is engaged in the marketing and selling of prepaid phone cards through its retail phone centers in the New York City metropolitan area and in South Miami Beach, Florida, and a diverse wholesale distribution network.

        Global Link markets its prepaid phone cards through various wholesale distributors and retailers, including supermarkets, convenience stores, travel agents and tour wholesalers, to consumers seeking economical and convenient long distance services and to international travelers for use in the United States and abroad. Global Link also markets its prepaid phone cards to corporations seeking phone cards for promotional use, internal use or sale to the corporations' customers.

        Global Link's retail phone centers are brightly lit environments located in urban shopping areas having a high volume of pedestrian traffic. Each retail phone center has a street level store front offering high and easy accessibility. These retail phone centers provide two primary functions: (i) to sell Global Link's phone cards and (ii) to enable the customers to place telephone calls and pay for those calls with the phone card. Other services, including money transfers, mailbox rentals, photocopying, may also be provided at some of Global Link's retail phone centers. Such other services, however, do not and are not expected to constitute a material part of the retail phone centers' business. Global Link currently operates 12 retail phone centers in Brooklyn and Queens, New York and South Miami Beach, Florida.

        The following pro forma combined statement of operations (unaudited) combines on a purchase basis of accounting, the statements of operations of the Company and Global Link for the three months ended March 31, 1996. The pro forma statement of operations gives effect to the acquisition of Global Link as if it occurred at the beginning of the year.

        The pro forma combined statement of operations is not necessarily indicative of future operating results and should not be used as a forecast of future operations. This pro forma combined financial statement should be read in conjunction with the notes to the pro forma combined financial statements and the historical financial statements of both companies.


                                                             Three Months Ended March 31, 1996 - Unaudited

                                            Global
                                         Telecommunication          Global Link          Pro Forma
                                          Solutions, Inc.          Teleco Corp.         Adjustments           Pro Forma

Net sales.............................   $594,862                   $2,095,878          --                   $2,690,740

Cost of sales.........................   (570,208)                  (1,368,753)         --                   (1,938,961)

  Gross profit........................   24,654                     727,125             --                   751,779

Operating expenses....................   990,400                    1,514,684           225,643(a)           2,730,727

Operating loss........................   (965,746)                  (787,559)           (225,643)            (1,978,948)

Other income (expense):

  Interest income.....................   19,581                     255                 --                   19,836
  Interest expense....................   --                         (136,702)           94,597(b)            (42,105)
  Other...............................   --                         4,200               --                   4,200

     Loss before income taxes.........   (946,165)                  (919,806)           (131,046)            1,997,017

Provision for income taxes............   --                         --                  --                   --

     Net loss for period..............   (946,165)                  (919,806)           (131,046)            1,997,017

Net loss per share....................                                                                       $(.41)

Weighted average common shares
   outstanding........................                                                                       $4,912,801(c)


- --------------------------

(1)     Basis of Presentation

        The acquisition of Global Link is accounted for as a purchase and, in accordance with generally accepted accounting principles, the purchase price is allocated to the assets and liabilities of Global Link based on their fair values at the date of acquisition.

(2)     Pro Forma Adjustments and Assumptions

        The pro forma combined financial statements of the Company and Global Link give effect to the following pro forma adjustments and assumptions:

        (a) To record the amortization of goodwill on a straight-line basis over 15 years and to eliminate amortization of the predecessor's goodwill.

        (b) To eliminate interest expense on amounts due to Peoples Telephone Company, Inc. ("Peoples"), which were adjusted as a result of an agreement pursuant to which Peoples accepted $1,050,000 ($550,000 of which was paid on the merger date and $500,000 plus interest at the rate of 8% per annum, which is payable on June 28, 1996) and 52,805 shares of the Company's Common Stock in full satisfaction of all amounts due Peoples other than $954,630 of accounts payable.

        (c) Represents the weighted average common shares outstanding during 1995, plus 1,771,123 shares of the Company's Common Stock issued in connection with the merger.

                                                           5

        Private Placement

        In May 1996, the Company consummated a private placement ("May 1996 Private Placement") from which the Company derived gross proceeds of $3,000,000 through the sale of 30 units ("Units"), each consisting of 20,000 shares of Common Stock and 40,000 Redeemable Warrants. The Redeemable Warrants are identical to the publicly-traded Redeemable Warrants of the Company listed on the Nasdaq SmallCap Market under the symbol "GTSTW" and on the Boston Stock Exchange under the symbol "GTLW." The Company has agreed, however, that, notwithstanding the terms of its publicly-traded Redeemable Warrants, the Redeemable Warrants sold in the May 1996 Private Placement are not redeemable by the Company until (i) registered for public sale under the Securities Act pursuant to the registration statement of which this Prospectus forms a part, and (ii) transferred by the original purchasers thereof.

        Whale served as the placement agent in connection with the May 1996 Private Placement and received a commission equal to 10% of the gross proceeds from the sale of the Units (except that there was no commission paid with respect to 2-1/2 Units sold to certain purchasers) and a $15,000 nonaccountable expense allowance. Whale also received an option ("UPO") to purchase three Units (up to 60,000 Shares and 120,000 Redeemable Warrants) at an exercise price of $100,000 per Unit, exercisable until May 10, 2001.

Market Overview

        The markets for prepaid phone cards have grown in recent years. Advances in long distance telephone services, coupled with the convenience and features of prepaid phone cards, have resulted in demand for and increasing use of phone cards for various business and personal reasons. The number of prepaid phone cards sold as collectors' items in worldwide markets has also increased and prepaid phone cards have become popular with large corporations for internal use and in connection with marketing, advertising and promotional activities. Although the markets for prepaid phone cards in Europe and Japan have matured, markets in the United States are emerging and are largely undeveloped. According to industry sources, domestic prepaid phone card sales were approximately $75 million in 1993 and grew to approximately $500 million in 1995.

        Two types of prepaid phone card technologies are currently used in the United States. Most domestic prepaid phone cards, including the Company's cards, utilize a remote memory technology, which permits users to place domestic and international calls from any touch-tone phone by calling a toll-free 800 number and entering a PIN number printed on the back of the card. In contrast, "smart" card technology utilizes computer chips, magnetic strips or optical readers incorporated into the cards which must be swiped or inserted through a specially-designed device incorporated into the telephone. Smart card technology requires the replacement of standard telephones with telephones that have mechanisms capable of reading such cards. Smart card technology is currently in widespread commercial use in Europe and Japan and has been introduced in the United States on a limited basis. The Company plans to incorporate smart card technology into its phone cards if and when performance issues make it a viable alternative to remote memory technology.

Strategy

        The Company is pursuing a growth strategy to capitalize on its early entrance into the emerging and expanding markets for prepaid phone cards in the United States and Canada, and on the marketability of the licensed concepts featured on many of the Company's cards. Significant components of the Company's strategy include: (i) increasing demand for phone cards by expanding retail distribution to enhance market penetration and utilizing popular concepts, images and graphics licensed to the Company on its prepaid phone cards to heighten consumer interest; (ii) encouraging corporations to use the Company's phone cards for internal use and in connection with their marketing, advertising and promotional activities; (iii) expanding the Company's international network of distributors to market the Company's phone cards overseas; (iv) creating and marketing interactive applications which can be accessed by using the Company's phone cards; (v) pursuing the acquisition of companies that fit within the Company's business strategy and which can, through economies of scale, improve the Company's operating margins; and (vi) maintaining the Company's retail phone center operations. The Company also intends to continue development of multi-functional debit card applications for entities such as colleges, sporting arenas and theme parks which can be used by consumers to make small item purchases offered at and sold by such entities, as well as for placing long distance telephone calls. The Company seeks to develop the components of its strategy both internally and, where appropriate, through joint venture arrangements. There can be no assurance that the Company's strategy will be successful.

Corporate Background

        GTS and Global Link were incorporated under the laws of the State of Delaware in December 1992 and March 1994, respectively. The Company's principal executive offices are located at 40 Elmont Road, Elmont, New York 11003 and its telephone number is (516) 326-1940. Global Link's offices are located at 5697 Rising Sun Avenue, Philadelphia, Pennsylvania 19120 and its telephone number is
(215) 342- 7700.


                                                   The Offering


Securities offered by Selling
  Securityholders.....................      4,979,060 shares of Common Stock
                                            1,320,000 Redeemable Warrants

Risk Factors..........................      An investment in the securities
                                            offered hereby involves
                                            a high degree of risk.  See "Risk
                                            Factors."

Nasdaq SmallCap Market Symbols........      Common Stock:   GTST
                                            Warrants:       GTSTW

Boston Stock Exchange Symbols.........      Common Stock:   GTL
                                            Warrants:       GTLW

Use of Proceeds.......................      The Company will not receive any of
                                            the proceeds from the sale of the
                                            Shares and Redeemable Warrants by
                                            the Selling Securityholders.  Of
                                            the 4,979,060 Shares offered
                                            hereby, 1,701,255 Shares are
                                            issuable upon exercise of the
                                            Redeemable Warrants, Debenture
                                            Warrants, Consulting Warrants and
                                            UPO. If such securities are fully
                                            exercised, the Company will receive
                                            up to an aggregate of $7,201,682 in
                                            gross proceeds, before deduction of
                                            the 5% warrant solicitation fee
                                            which may be payable to Whale
                                            ($264,000, assuming that the fee is
                                            payable with respect to all of the
                                            Redeemable Warrants).  All proceeds
                                            received by the Company, if any,
                                            will be used for working capital
                                            and general corporate purposes. See
                                            "Use of Proceeds" and "Selling
                                             Securityholders."

                             Outstanding Securities

        Common Stock. As of June 21, 1996, there were 5,512,801 shares of Common Stock outstanding. Assuming the conversion of all of the Convertible Debentures and exercise of all of the Debenture Warrants, Redeemable Warrants, Consulting Warrants and the UPO, but without giving effect to the exercise of other outstanding warrants and options, there will be 11,062,416 shares of Common Stock outstanding.

        Warrants. As of June 21, 1996, there were outstanding 4,141,678 Redeemable Warrants, each of which entitles the holder thereof to purchase one share of Common Stock for $4.00 through December 14, 1999. Additionally, the Company may issue up to 270,000 Redeemable Warrants upon exercise of the UPO and an option issued to Whale in connection with the Company's initial public offering consummated on December 14, 1994. The Redeemable Warrants may be redeemed by the Company, with the consent of Whale, upon notice of not less than 30 days, at a price of $.10 per Redeemable Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice, has been at least 187.5% of the then effective exercise price of the Redeemable Warrants (currently $7.50, subject to adjustment).

                                  RISK FACTORS

        The securities offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.

        Limited Operating History and Revenues; Significant and Continuing Losses; Accumulated and Working Capital Deficits. The Company was organized in December 1992 and Global Link was incorporated in March 1994. Accordingly, the Company has a limited operating history upon which an evaluation of its future performance and prospects can be made. The Company's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an emerging and evolving industry characterized by intense competition. Since inception, the Company has generated limited revenues and has incurred significant losses, including losses of $1,946,526 and $2,970,121, respectively, for the years ended December 31, 1994 and 1995 and Global Link has generated only limited revenues and has incurred significant losses since its inception, including losses of $548,340 and $4,563,401 for the years ended December 31, 1994 and 1995. Assuming the Company's acquisition of Global Link occurred on January 1, 1995, on an unaudited combined pro forma basis, giving effect to the financial results of Global Link, the Company would have incurred a net loss of $7,765,915 for the year ended December 31, 1995. For the three months ended March 31, 1996, assuming that the acquisition occurred on January 1, 1996, on an unaudited combined pro forma basis, the Company would have incurred a net loss of $1,997,000. Inasmuch as the Company will continue to have a high level of operating expenses and will be required to make significant up-front expenditures in connection with its continuing expansion (including salaries of executive, creative, sales, marketing and other personnel), the Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to finance its operations and the costs of continuing expansion. There can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations. Moreover, as of March 31, 1996, the Company had an accumulated deficit of $6,674,053 and a working capital deficit of $5,919,880.

        Recent Acquisition of Global Link. The Company only recently acquired Global Link and has not fully integrated Global Link's operations into the Company's operations. Although the Company anticipates that its acquisition of Global Link will improve economies of scale, the Company will be required to expend a significant amount of time and resources to integrate such operations. In addition, as a result of the Merger, the Company significantly increased the size and scope of its operations. Management has no experience in managing an entity with operations as diverse and expansive as the Company's. There can be no assurance that the Company will be able to successfully integrate Global Link's operations into the Company's operations or for the Company to achieve increased economies of scale.

        Significant Outstanding Indebtedness; Security Interests. In connection with the acquisition of Global Link, the Company assumed significant indebtedness of Global Link, including $2,800,000 aggregate principal amount of the Convertible Debentures of Global Link ("Debentures"), payments due from Global Link to Peoples Telephone Company, Inc. ("Peoples") of $1,050,000, approximately $955,000 of other indebtedness owed to Peoples, Global Link's accounts payable and accrued expenses which aggregated $3,478,000 at March 31, 1996, and Global Link's deferred revenues of $2,125,000 at March 31, 1996. Such indebtedness and deferred revenue is in addition to the approximately $2,330,000 of accounts payable and accrued expenses and deferred revenues of approximately $3,313,000 of the Company as of March 31, 1996. The Convertible Debentures are secured by a lien on substantially all of the assets of Global Link. In the event of a violation or other default by Global Link of its obligations under the Convertible Debentures or the securities purchase agreement relating to such Convertible Debentures, the holders of the Convertible Debentures could declare the Convertible Debentures to be due and payable and, in certain cases, foreclose on Global Link's assets. Moreover, to the extent that Global Link's assets continue to secure the Convertible Debentures, such assets will not be available to secure additional indebtedness, which may adversely affect the Company's ability to borrow in the future.

        New Industry; Uncertainty of Market Acceptance. The prepaid phone card industry is an emerging business characterized by an increasing and substantial number of new market entrants who have introduced or are developing an array of new products and services. Each of these entrants is seeking to position its products and services as the preferred method for accessing long distance telephone services, including providing enhanced service features and ancillary advertising and promotional benefits. As is typically the case in an emerging industry, demand and market acceptance for newly introduced products and services are subject to a high level of uncertainty. The Company has limited marketing experience and limited financial, personnel and other resources to undertake extensive marketing activities. The Company's success depends in large part on its ability to attract large corporations to advertise and promote their products and services using the Company's prepaid phone cards, and also will be dependent on the level of acceptance and usage by consumers. Because demand by large corporations, advertisers and marketers, retailers and consumers may be interrelated, any lack or lessening of demand by any one of these could adversely affect market acceptance for the Company's products and services. In light of the relatively small, undeveloped and emerging markets for prepaid phone cards, there can be no assurance that substantial markets will develop for prepaid phone cards or that the Company will be able to meet its current marketing objectives, succeed in positioning its cards and services as a preferred method for accessing long distance telephone service or achieve significant market acceptance for its products.

        Risks Associated with Marketing Strategy and Rapid Expansion. Although the Company is pursuing a strategy of growth and seeks to expand its distribution capabilities to achieve greater penetration in new and emerging markets, the Company has achieved only limited growth to date. The success of the Company's expansion is dependent on, among other things, the Company's ability to establish additional distribution arrangements targeting several market segments, including retail, promotional and corporate markets; hire and retain skilled management, financial, marketing, creative and other personnel; and successfully manage growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls). The Company is substantially dependent on the efforts of its distributors' marketing efforts and the popularity and sales of their products. Although the Company believes its marketing and distribution relationships are satisfactory, these arrangements are generally not embodied in written agreements having specific terms and can be terminated at any time. The Company also may seek to expand its operations through the possible acquisition of companies in businesses which the Company believes are compatible with its business. There can be no assurance that the Company will be able to successfully implement its business strategy or otherwise expand its operations, or that the Company will ultimately effect any acquisition or successfully integrate into its operations any business which it may acquire.

        Possible Need for Additional Financing. The Company has been and will be dependent on the proceeds of its IPO and the May 1996 Private Placement to implement its plan of expansion and to finance its working capital requirements. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its proposed expansion), that the proceeds of the May 1996 Private Placement, together with projected cash flow from operations, will be sufficient to satisfy its anticipated cash requirements during 1996. In the event that the Company's plans change or its assumptions change or prove to be inaccurate or if cash flow proves to be insufficient to fund the Company's operations after 1996 (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company would be required to seek additional financing or curtail its expansion activities. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company finances an acquisition with a combination of cash and equity securities, any such issuance of equity securities would result in dilution to the interests of the Company's securityholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. The Company has no current arrangements with respect to, or sources of, additional financing, and it is not anticipated that existing securityholders will provide any portion of the Company's future financing requirements. There can be no assurance that the Company will achieve cash flow from operations sufficient to satisfy its working capital requirements, or at all, or that additional financing will be available to the Company on commercially reasonable terms, or at all.

        Dependence on Third-Party License Arrangements; Certain License Limitations; NonRecurring Revenues. To date, a substantial portion of the Company's revenues have been derived from sales of prepaid phone cards featuring the graphics of a limited number of licensors pursuant to short-term, non-exclusive license agreements, a decline in the sale of which would have a material adverse effect on the Company. Sales of phone cards featuring licensed graphics accounted for approximately 46.7% and 37.3%, respectively, of the Company's revenues for the years ended December 31, 1994 and 1995. Sales of cards featuring graphics licensed from Marvel Entertainment Group, Inc. accounted for approximately 19% of the Company's revenues for the year ended December 31, 1995. These license agreements generally require the Company to make advance payments and pay guaranteed minimum royalties. Failure by the Company to satisfy its obligations under license agreements may result in modification of the terms, or termination, of the relevant agreement, which could have a material adverse effect on the Company. The Company's success may depend upon its licensors' ability to maintain the marketability and consumer recognition of names, images, likenesses, characters, logos and emblems, and on the Company's ability to identify and obtain additional licenses for currently popular graphics upon termination of existing licenses or in the absence of continuing sales under existing licenses. There can be no assurance that the Company will have the ability to satisfy all of its obligations under the license agreements, that any such license agreements will be renewed or result in profitable operations or that the Company will be able to obtain additional license agreements on favorable terms. In addition, for the years ended December 31, 1994 and 1995, approximately 10.2% and 25.2%, respectively, of the Company's revenues were derived from sales of promotional cards to a limited number of customers, all of which sales are non-recurring in nature. There can be no assurance that the Company will not remain largely dependent on non-recurring sales of promotional cards to a limited customer base for a significant portion of its revenues.

        Intense Competition. The Company faces intense competition in the marketing and sale of its products and services. The Company's prepaid phone cards and long distance services compete for consumer recognition with other prepaid phone cards, credit calling cards and long distance telephone services which have achieved significant international, national and regional consumer loyalty. Many of these products and services are marketed by companies which are well-established, have reputations for success in the development and sale of products and services and have significantly greater financial, marketing, distribution, personnel and other resources than the Company, thereby permitting such companies to implement extensive advertising and promotional campaigns, both generally and in response to efforts by additional competitors to enter into new markets and introduce new products and services. Certain of these competitors, including American Telephone & Telegraph Company ("AT&T"), MCI Telecommunications Corporation ("MCI") and Sprint Corporation ("Sprint"), dominate the telecommunications industry and have the financial resources to enable them to withstand substantial price competition, which is expected to increase significantly. These and other large telephone companies, as well as retailers, have also entered or have announced their intention to enter into the prepaid phone card segment of the industry. In addition, because the prepaid phone card segment of the industry has no substantial barriers to entry, competition from smaller competitors in the Company's target markets is also expected to continue to increase significantly. Since most of the Company's licenses are non-exclusive and certain of its licenses are limited in scope, the Company's licensors may also license the same or other graphics to the Company's competitors, which could adversely affect the marketability of the Company's licensed graphic cards. Moreover, to the extent that the Company's cards are marketed as promotional or collectors' items, such cards will also compete with other products produced as promotional giveaways and sold as collectibles. There can be no assurance that the Company will be able to compete successfully in its markets.

     Consumer Preferences and Industry Trends; Possible Technological and Product Obsolescence. The telecommunications industry is characterized by frequent introduction of new products and services, and is subject to changing consumer preferences and industry trends, which may adversely affect the Company's ability to plan for future design, development and marketing of its products and services. Additionally, the Company's current licensing arrangements consist principally of comic book characters and sports-related images, which are subject to relatively frequent and rapid changes in consumer tastes and preferences. The markets for the telecommunications products and services are also characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. The proliferation of new telecommunications technologies, including personal communication services, cellular telephone products and services and prepaid phone cards employing alternative technologies, may reduce demand for prepaid phone cards generally as well as for phone cards employing the Company's remote memory technology. NYNEX Corporation, a leading regional telephone company, has installed telephone equipment in New York City employing "smart" card technology. Such technology could be perceived as a more convenient method of accessing long distance service than remote memory technology. The proliferation and widespread commercial use of telephone equipment employing such technology could materially adversely affect demand for the Company's prepaid phone cards. The Company's success will depend on the Company's ability to anticipate and respond to these and other factors affecting the industry, including new products and services which may be introduced. There can be no assurance that the Company will be able to anticipate and respond to changing consumer preferences and industry trends or that competitors will not develop and commercialize new technologies or products that render the Company's products and services obsolete or less marketable.

        Dependence on Third-Party Long Distance Carriers; Possible Service Interruptions and Equipment Failures; Unauthorized Access to Services. The Company is currently dependent on a limited number of domestic and international long distance carriers to provide access to long distance telephone service on a cost-effective basis. The Company has entered into interconnect agreements or arrangements with long distance carriers, pursuant to which the Company leases phone lines and transmission facilities necessary to transmit consumer calls. Although the Company believes that it currently has sufficient access to transmission facilities and long distance networks on favorable terms and believes that its relationships with its carriers are satisfactory, any increase in the rates charged by carriers would materially adversely affect the Company's operating margins. Failure to obtain continuing access to such facilities and networks would also have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its operations. In addition, the Company's operations require that its switching facilities and its carriers' long distance networks operate on a continuous basis. It is not atypical for telephone carriers and switching facilities to experience service interruptions and equipment failures which could last for a significant period of time. It is possible that the Company's switching facilities and its carriers' long distance networks may from time to time experience service interruptions or equipment failures. Service interruptions and equipment failures resulting in material delays would adversely affect consumer confidence as well as the Company's business operations and reputation. The Company and Global Link have in the past experienced unauthorized access to their switching services by unauthorized disclosure of a pin number and unauthorized activation of prepaid phone cards, respectively, which have resulted in the Company and Global Link being unable to recover the long distance service and switching charges associated with such calls. Continued unauthorized access to the Company's services could have a material adverse effect on the Company's operations.

        Regulatory Factors. Long distance telecommunications services are subject to regulation by the Federal Communications Commission (the "FCC") and by state regulatory authorities. Among other things, these regulatory authorities impose regulations governing the rates, terms and conditions for interstate and intrastate telecommunications services. Changes in existing laws and regulations, particularly the Telecommunications Act of 1996 (the "Telecommunications Act"), which allows for all providers of telecommunications services to participate in all aspects of the telecommunications market, may have a significant impact on the Company's activities and on the Company's operating results. The Company believes that it is in substantial compliance with all material laws, rules and regulations governing its operations and has obtained, or is in the process of obtaining, all licenses, tariffs and approvals necessary for the conduct of its business. There can be no assurance, however, that the Company will be able to obtain required licenses or approvals in the future or that the FCC or state regulatory authorities will not require the Company to comply with more stringent regulatory requirements. Conformance of the Company's operations with of new statutes and regulations and expansion of the Company's operations into new geographic markets could require the Company to alter methods of operation, at costs which could be substantial, or otherwise limit the types of services offered by the Company. There can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements. The Company is also subject to Federal Trade Commission regulation and other federal and state laws relating to the promotion, advertising, labeling and packaging of its products.

        On June 6, 1996, the FCC issued a Notice of Proposed Rulemaking ("NPRM"), pursuant to which it proposed to adopt new rules governing the pay telephone industry, as directed by the Telecommunications Act. This proposed rulemaking requires the FCC to establish a means by which all pay telephone service providers are to be compensated for interstate and intrastate calls originated from their pay telephones, including calls which utilize "800" toll free access. If adopted, such rules may require phone card companies utilizing 800 toll free telephone numbers to access their networks to pay a "set use fee" for each call originating from a pay telephone. The Company's prepaid phone cards utilize an 800 number to access the Company's switched network. The promulgation of the rules proposed by the NPRM has not been effectuated and such proposal has been, and is expected to continue to be, the subject of numerous comments by members of the telecommunications industry and others. Consequently, there can be no assurance that the NPRM will result in the adoption of rules consistent with the form initially proposed in the NPRM, or that such rules will be adopted at all. Until such rules are actually adopted, the rules currently in existence remain in effect, which rules do not require the Company to pay set use fees. If new rules are adopted which require the Company to pay such fees, it could have a material adverse effect on the Company.

        Possible Inability to Recognize Deferred Revenue; Possibility of Phone Cards Expiring Unsold. The sale of long distance telephone service through prepaid phone cards may be subject to "escheat" laws in various states. These laws generally provide that payments or deposits received in advance or in anticipation of the provision of utility (including telephone) services that remain unclaimed for a specific period of time after the termination of such services are deemed "abandoned property" and must be submitted to the state. Although the Company is not aware of any case in which such laws have been applied to the sale of prepaid phone cards, and does not believe that such laws are applicable, in the event that such laws are deemed applicable, the Company may be unable to recognize a portion of its deferred revenue remaining upon the expiration of phone cards with unused calling time. In such event, the Company may be required to deliver such amounts to certain states in accordance with these laws, which could have a material adverse effect on the Company. In addition, substantially all of the Company's prepaid phone cards have an expiration date (generally 12 to 18 months after issuance or 12 months after last use). To the extent that the Company is unable to sell any phone cards prior to their expiration date, the Company will no longer be able to sell such phone cards and will be required to write off the printing and production costs associated with such cards.

        Locations of Retail Phone Centers. The Company currently operates twelve retail phone centers located in the New York City metropolitan area and in South Miami Beach, Florida. The Company has no experience in opening or operating phone centers in other areas. The Company's retail phone centers are located primarily in low-income, urban areas, some of which may have high crime rates. Although the Company believes that it has taken sufficient steps to provide adequate security at its retail phone center locations, including the installation of bullet-proof barriers at customer service counters, armored car collection of cash receipts, on-site lock boxes and brightly lit, street visible store layouts, there can be no assurance that incidents of crime will not interfere with the Company's operations at such locations.

        Taxes. The sale of long distance services through the use of prepaid phone cards has been deemed a taxable event by the Internal Revenue Service (the "IRS") and most state taxing authorities. The IRS recently established a task force to determine the application of the 3% federal telecommunications excise tax (the "Telecommunications Excise Tax") to the sale and provision of long distance services through prepaid phone cards. The IRS' policy, if different than the Company's policy, could materially affect the Company's operations.
Additionally, the Company believes that the sale of long distance services through prepaid phone cards is also subject to state sales and use taxes. However, most state taxing authorities have not established clear policies on the application of the sales and use taxes to the provision of long distance services through prepaid phone cards. While the Company reasonably believes it is accurately accruing for the expense of state sales and use taxes on its financial statements, there can be no assurance that a state taxing authority will concur with the Company's method of determining the sales and use taxes payable.

        Dependence on Key Personnel. The success of the Company is largely dependent on the personal efforts of Shelly Finkel, its Chairman of the Board, Gary Wasserson, its Chief Executive Officer, and other key personnel. Although the Company has entered into employment agreements with Messrs. Finkel and Wasserson, the loss of their services would have a material adverse effect on the Company's business and prospects. The Company's employment agreement with Mr. Finkel requires him to devote only 50% of his business time to the Company's affairs. In addition, in order to successfully implement and manage its proposed expansion, the Company will be dependent upon, among other things, the successful recruiting of qualified management, marketing, sales and creative personnel with experience in business activities conducted by the Company. Competition for the type of qualified individuals sought by the Company is intense and there can be no assurance that the Company will be able to retain existing employees or that it will be able to find, attract and retain additional qualified personnel on acceptable terms.

        Continuing Control by Management. Two groups of securityholders of the Company have entered into a voting agreement pursuant to which each group has agreed to vote for the other group's designees as directors of the Company. Such securityholders, in the aggregate, own approximately 47.6% of the Company's outstanding shares of Common Stock, without giving effect to the exercise of any outstanding warrants, options or convertible securities. Accordingly, such securityholders, acting together, are in a position to effectively control the Company, including the election of all or a majority of the directors of the Company.

     No Dividends. The Company has never paid cash dividends on its Common Stock and does not expect to pay cash dividends in the foreseeable future.

        Tax Loss Carryforwards. At December 31, 1995, Global Link had net operating loss carryforwards ("NOLs") aggregating approximately $4,985,000 to offset future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), utilization of prior NOLs is limited after an ownership change, as defined in such Section 382, to an amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change, multiplied by the federal long-term tax-exempt rate in effect during the month that the ownership change occurred. As a result of the Merger, Global Link may be subject to limitations on the use of its NOLs as provided under Section 382. Accordingly, there can be no assurance that a significant amount of Global Link's existing NOLs will be available to the Company. In the event that the Company achieves profitability, as to which there can be no assurance, such limitation would have the effect of increasing the Company's tax liability and reducing the net income and available cash resources of the Company in the future.

        Litigation. The Company is involved from time to time in litigation incidental to its business. Such litigation can be expensive and time consuming to prosecute or defend and could have the effect of causing the Company's customers to delay or cancel purchase orders until such lawsuits are resolved. Although the Company believes that none of its pending litigation matters, individually or in the aggregate, will have a material adverse effect on the Company's operating results or financial condition, there can be no assurance of this.

     Possible Delisting of Securities from Nasdaq System; Risks Associated with Low-Priced Stocks. The Company's Common Stock and publicly-traded Redeemable Warrants are currently listed on Nasdaq. However, in order to continue to be listed on Nasdaq, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion on Nasdaq if the market value of the public float is at least $1,000,000 and the company has $2,000,000 in capital and surplus. The failure to meet these maintenance criteria in the future may result in the delisting of the Company's securities from Nasdaq and trading, if any, in the company securities would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock was to become delisted from trading on Nasdaq and the trading price of the Common Stock was to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock and Redeemable Warrants, which could severely limit the liquidity of the Common Stock and Redeemable Warrants and the ability of purchasers in this offering to sell the Common Stock and Redeemable Warrants in the secondary market.

        Shares Eligible for Future Sale. Substantially all of the Company's outstanding shares of Common Stock and Redeemable Warrants have been or will be registered for sale under the Securities Act or are eligible for sale under an exemption therefrom. The possibility that substantial amounts of Common Stock or Redeemable Warrants may be sold in the public market may adversely affect prevailing market prices for the Common Stock or the Redeemable Warrants and could impair the Company's ability to raise capital through the sale of its equity securities.

        Outstanding Warrants, Options and Convertible Debentures; Potential Adverse Effect on Market Price of Common Stock and Warrants. To the extent that outstanding options and warrants are exercised or Convertible Debentures are converted, dilution of the percentage ownership of the Company's securityholders will occur, and any sales in the public market of the Common Stock underlying such options, warrants and Convertible Debentures may adversely affect prevailing market prices for the Common Stock and the Redeemable Warrants. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options and warrants.

        Possible Inability to Exercise Redeemable Warrants. The Company intends to qualify the sale of the Common Stock issuable upon exercise of the Redeemable Warrants in a limited number of states. Although certain exemptions in the securities laws of certain states might permit Redeemable Warrants to be transferred to purchasers in states other than those in which the Redeemable Warrants were initially qualified, the Company will be prevented from issuing Common Stock in such other states upon the exercise of the Redeemable Warrants unless an exemption from qualification is available or unless the issuance of Common Stock upon exercise of the Redeemable Warrants is qualified. The Company is under no obligation to seek, and may decide not to seek or may not be able to obtain, qualification of the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Redeemable Warrants reside. In such a case, the Redeemable Warrants held will expire and have no value if such Redeemable Warrants cannot be sold.

        Potential Adverse Effect of Redemption of Warrants. The Redeemable Warrants may be redeemed by the Company, with the consent Whale, upon notice of not less than 30 days, at a price of $.10 per Redeemable Warrant, provided that the closing bid quotation of the Common Stock on all 20 trading days ending on the third day prior to the day on which the Company gives notice, has been at least 187.5% of the then effective exercise price of the Redeemable Warrants (currently $7.50, subject to adjustment). Redemption of the Redeemable Warrants could force the holders to exercise the Redeemable Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Redeemable Warrants at the then current market price when they might otherwise wish to hold the Redeemable Warrants or to accept the redemption price, which is likely to be substantially less than the market value of the Redeemable Warrants at the time of redemption.

        Authorization and Discretionary Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.


                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Shares and Redeemable Warrants by the Selling Securityholders. Of the 4,979,060 Shares offered hereby, 1,701,255 Shares are issuable upon exercise of the Redeemable Warrants, Debenture Warrants, Consulting Warrants and UPO. If such securities are fully exercised, the Company will receive up to an aggregate of $7,201,682 in gross proceeds, before deduction of the 5% warrant solicitation fee which may be payable to Whale ($264,000, assuming that the fee is payable with respect to all of the Redeemable Warrants). All proceeds received by the Company, if any, will be used for working capital and general corporate purposes. Pending application of the proceeds, the Company intends to place the funds in interest-bearing investments such as bank accounts, certificates of deposit and United States government obligations.


                             SELLING SECURITYHOLDERS

        Of the 4,979,060 Shares being offered for resale by the Selling Securityholders, (i) 2,371,123 Shares are currently outstanding; (ii) 906,682 Shares are issuable upon conversion of the Convertible Debentures; (iii) 21,255 Shares are issuable upon exercise of the Debenture Warrants issued in connection with the issuance of the Convertible Debentures; (iv) 1,200,000 Shares are issuable upon exercise of the Redeemable Warrants issued in connection with the May 1996 Private Placement; (v) 300,000 Shares are issuable upon exercise of the Consulting Warrants; (vi) 60,000 Shares are issuable upon exercise of the UPO issued to Whale in connection with the May 1996 Private Placement; and (vii) 120,000 Shares are issuable upon exercise of the Redeemable Warrants underlying the UPO. Of the 1,320,000 Redeemable Warrants being offered for sale by the Selling Securityholders, (i) 1,200,000 Redeemable Warrants were issued in connection with the May 1996 Private Placement and are currently outstanding and
(ii) 120,000 Redeemable Warrants are issuable upon exercise of the UPO. Unless otherwise indicated in the footnotes hereto or otherwise in this Prospectus, none of the Selling Securityholders has had a material relationship with the Company within the past three years. Unless otherwise indicated, share ownership set forth in each table below is independent of share ownership reflected in any other table set forth below.

(a) Shares of Common Stock being registered for resale by certain Selling Securityholders holding outstanding Shares as a result of the merger of Global Link and the Company


                                                       # of Shares           # of Shares
Name of Holder(1)                                    Before Offering          to be Sold               After the Offering(2)
- -----------------                                    ---------------          ----------               ---------------------
                                                                                                   # of Shares            Percent
                                                                                                   -----------            -------

Gary Aidekman                                                    363                  363              --                        *
Kenneth Aidekman                                                 363                  363              --                        *
Shirley Aidekman                                                 363                  363              --                        *
Alvin Allen                                                    1,449                1,449              --                        *
Dr. Nassar Altorki                                               363                  363              --                        *
Irfan Amanat                                                     181                  181              --                        *
Oman Amanat                                                      181                  181              --                        *
Banner Candy Manufacturing Corp.                                 363                  363              --                        *
Eric Bernthal                                                    723                  723              --                        *
Martin Bresler                                                   363                  363              --                        *
Marc A. Brilliant                                                181                  181              --                        *
Jon Brunekant                                                    363                  363              --                        *
Herbert L. Camp                                                1,087                1,087              --                        *
Joseph Cobitz                                                    363                  363              --                        *
Martin Cohn                                                      723                  723              --                        *
Steve Colin                                                      543                  543              --                        *
Den Associates LLC                                               363                  363              --                        *
Beatriz Esposito-Lopresti                                      1,295                1,295              --                        *
Steven Fleischer                                                 181                  181              --                        *
Ralph Foglia                                                     181                  181              --                        *
Bernard Frank                                                183,533              183,533              --                        *
Deborah Frank                                                122,007              122,007              --                        *
Jody Frank                                                    16,191               16,191              --                        *
Jody and Deborah Frank jointly                                48,572               48,572              --                        *
Jody Frank a/c for Aaron Frank                                32,381               32,381              --                        *
Jody Frank a/c for Rebekah Frank                              32,381               32,381              --                        *
Jody Frank a/c for Lucy Frank                                 32,381               32,381              --                        *
Michael Frank a/c for Dylan Frank                              3,238                3,238              --                        *
Michael Frank a/c for Nora Frank                               3,238                3,238              --                        *
Mindy Sue Frank                                                3,238                3,238              --                        *
Scott Frank a/c for Milo Frank                                 3,238                3,238              --                        *
Mr. and Mrs. Burton Geyer                                        723                  723              --                        *
Grosvenor Multi-Strategy Fund, L.P.                              363                  363              --                        *
Mary Ellen Grunther IRA                                          363                  363              --                        *
Michele Hanft                                                    181                  181              --                        *
Gordon Harris                                                    363                  363              --                        *
Stephen J. Hasbrook                                              363                  363              --                        *
Bruce W. Hill                                                    181                  181              --                        *
Hilltop Offshore Limited                                       1,449                1,449              --                        *
Hilltop Partners, L.P.                                         8,336                8,336              --                        *
Paul Hindes                                                      363                  363              --                        *
Joel Hornstein                                                12,953               12,953              --                        *
Alice Hung                                                     1,295                1,295              --                        *
Richard Jayson                                                   363                  363              --                        *
Barry Kramer                                                     363                  363              --                        *
Marvin Lipton                                                    363                  363              --                        *
William Malenbaum                                                363                  363              --                        *
Elayna Markoff                                                   363                  363              --                        *




                                                           17





Edward Marx a/c for Gregory Marx                               3,238                3,238              --                        *
Edward Marx a/c for Michael Marx                               3,238                3,238              --                        *
Edward Marx a/c for Stefanie N. Marx                           3,238                3,238              --                        *
The Henry Marx Living Trust                                      363                  363              --                        *
Edward Marx                                                   99,341               99,341              --                        *
Miriam Meshel                                                    363                  363              --                        *
Daniel Murdock                                                   363                  363              --                        *
Dr. Eric Nash                                                    181                  181              --                        *
Peggy Nash Marx                                               97,145               97,145              --                        *
Dr. Thomas Nash                                                  363                  363              --                        *
New York Security Systems Pension                                181                  181              --                        *
Peoples Telephone Company, Inc.                              636,866              636,866              --                        *
A. Dan Phillips                                                  363                  363              --                        *
Eugene Porcaro                                                   181                  181              --                        *
Donald Ptalis                                                 10,723                  723           10,000(3)                    *
Mr. and Mrs. Joel Sharenow                                       363                  363              --                        *
Dean Small                                                       363                  363              --                        *
Joseph Smith                                                     181                  181              --                        *
Harold Staenberg                                                 723                  723              --                        *
Dr. Berton Taffet                                                723                  723              --                        *
Mark Turnowski                                                   181                  181              --                        *
Peter Von Culin                                                  363                  363              --                        *
Gary and Ellen Wasserson                                     400,523              390,523           10,000(4)                    *
Ira Weingarten                                                   181                  181              --                        *
Bernard Wesson                                                   363                  363              --                        *
Wolfson Equities                                               5,074                5,074              --                        *
Zev Wolfson IRA Rollover                                       5,074                5,074              --                        *
Mr. and Mrs. Ira Zucker                                          363                  363              --                        *
Irving Zucker Art Books, Inc.                                    363                  363              --                        *



(b)     Shares of Common Stock being  registered  for resale by certain  Selling
        Securityholders   acquirable   upon   conversion   or  exercise  of  the
        Convertible Debentures and Debenture Warrants


                                          # of Shares        # of Shares
                                          Underlying          Underlying
                                          Convertible         Debenture
                                          Debentures           Warrants
                                           Prior to            Prior to       # of Shares               After the Offering(2)
Name(1)                                    Offering            Offering       to be Sold           # of Shares        Percent
- ----                                       --------            --------       ----------           -----------        -------

Gary Aidekman                                 8,096                190        8,286                   --                   *
Kenneth Aidekman                              8,096                190        8,286                   --                   *
Shirley Aidekman                              8,096                190        8,286                   --                   *
Alvin Allen                                  32,382                759        33,141                  --                   *
Nasser Altorki                                8,096                190        8,286                   --                   *
Irfan Amanat                                  4,048                 95        4,143                   --                   *
Oman Amanat                                   4,048                 95        4,143                   --                   *




                                                           18





Banner Candy                                  8,096                190        8,286                   --                   *
Manufacturing Corp.
Eric Bernthal                                16,191                380        16,571                  --                   *
Martin Bresler                                8,096                190        8,286                   --                   *
Marc A. Brilliant                             4,048                 95        4,143                   --                   *
Jon Brunekant                                 8,096                190        8,286                   --                   *
Herbert L. Camp                              24,287                569        24,856                  --                   *
Joseph Cobitz                                 8,096                190        8,286                   --                   *
Martin Cohn                                  16,191                380        16,571                  --                   *
Steve Colin                                  12,144                285        12,429                  --                   *
Den Associates, LLC                           8,096                190        8,286                   --                   *
Steven Fleischer                              4,048                 95        4,143                   --                   *
Ralph Foglia                                  4,048                 95        4,143                   --                   *
Mr. & Mrs. Burton Geyer                      16,191                380        16,571                  --                   *
Grosvenor Multi-Strategy                      8,096                190        8,286                   --                   *
Fund, L.P.
Mary Ellen Gunther IRA                        8,096                190        8,286                   --                   *
Michele Hanft                                 4,048                 95        4,143                   --                   *
Gordon Harris                                 8,096                190        8,286                   --                   *
Stephen J. Hasbrook                           8,096                190        8,286                   --                   *
Bruce W. Hill                                 4,048                 95        4,143                   --                   *
Hilltop Offshore Limited                     32,382                759        33,141                  --                   *
Hilltop Partners, L.P.                      186,194              4,360       190,544                  --                   *
Paul Hindes                                   8,096                190        8,286                   --                   *
Richard Jayson                                8,096                190        8,286                   --                   *
Barry Kramer                                  8,096                190        8,286                   --                   *
Marvin Lipton                                 8,096                190        8,286                   --                   *
William Malenbaum                             8,096                190        8,286                   --                   *
Elayna Markoff                                8,096                190        8,286                   --                   *
The Henry Marx Living                         8,096                190        8,286                   --                   *
Trust
Miriam Meshel                                 8,096                190        8,286                   --                   *
Daniel Murdock                                8,096                190        8,286                   --                   *
Eric Nash                                     4,048                 95        4,143                   --                   *
Thomas Nash                                   8,096                190        8,286                   --                   *
New York Security                             4,048                 95        4,143                   --                   *
Systems Pension
A. Dan Phillips                               8,096                190        8,286                   --                   *
Eugene Procoro                                4,048                 95        4,143                   --                   *




                                                           19





Donald Ptalis                                16,191                380        16,571               10,000(3)               *
Mr. & Mrs. Joel                               8,096                190        8,286                   --                   *
Sharenow
Dean Small                                    8,096                190        8,286                   --                   *
Joseph Smith                                  4,048                951        4,143                   --                   *
Harold Steinberg                             16,191                380        16,571                  --                   *
Berton Taffet                                16,191                380        16,571                  --                   *
Mark Turnowski                                4,048                 95        4,143                   --                   *
Peter Von Culin                               8,096                190        8,286                   --                   *
Ira Wiengarten                                4,048                 95        4,143                   --                   *
Bernard Wesson                                8,096                190        8,286                   --                   *
Wolfson Equities                            113,336              2,654       115,990                  --                   *
Zev Wolfson IRA Rollover                    113,336              2,654       115,990                  --                   *
Mr. & Mrs. Ira Zucker                         8,096                190        8,286                   --                   *
Irving Zucker Art Books,                      8,096                190        8,286                   --                   *
Inc.



(c) Shares of Common Stock and Redeemable Warrants issued in the May 1996 Private Placement and Shares to be issued upon exercise of the Redeemable Warrants being registered for resale by certain Selling Securityholders.


                                                              # of Shares
                                                               of Common
                                                                 Stock                           # of
                          # of Shares          # of           Underlying                      Redeemable      After the Offering(2)
                           of Common        Redeemable        Redeemable    # of Shares        Warrants       ---------------------
Name(1)                      Stock           Warrants          Warrants      to be Sold       to be sold    # of Shares     Percent
- ----                         -----           --------          --------      ----------       ----------    -----------     -------

Wayne K. Adams              10,000            20,000            20,000           30,000           20,000         --              *
Nasser K. Altorki           10,000            20,000            20,000           30,000           20,000         --              *
Gerald and Arleen           10,000            20,000            20,000           30,000           20,000         --              *
Arsenault JTWROS
Baron Associates            20,000            40,000            40,000           60,000           40,000         --              *
John B. Berding             10,000            20,000            20,000           30,000           20,000         --              *
Jean-Marc Bolle              5,000            10,000            10,000           15,000           10,000         --              *
Alfred Bracher, III         20,000            40,000            40,000           60,000           40,000         --              *
Marcello Caira               5,000            10,000            10,000           15,000           10,000         --              *
Brant Cali                  10,000            20,000            20,000           30,000           20,000         --              *
John Cali                    5,000            10,000            10,000           15,000           10,000         --              *
Herbert L. Camp             20,000            40,000            40,000           60,000           40,000         --              *
Cassandra                    5,000            10,000            10,000           15,000           10,000         --              *
Investment Corp.
Central Investments         20,000            40,000            40,000           60,000           40,000         --              *
Ltd.
Cotran Investments          10,000            20,000            20,000           30,000           20,000         --              *
Ltd.
Eatwell Equities,            5,000            10,000            10,000           15,000           10,000         --              *
Inc.




                                                           20





Forward Issue               10,000            20,000            20,000           30,000           20,000         --              *
Limited
Neil W. and Nita R.          5,000            10,000            10,000           15,000           10,000         --              *
Freeman
Daniel Roger Glynn,         10,000            20,000            20,000           30,000           20,000         --              *
Jr.
Glenn Golenberg             10,000            20,000            20,000           30,000           20,000         --              *
Raquel Grunwald             25,000            50,000            50,000           75,000           50,000         --              *
Ronald I. Heller --         10,000            20,000            20,000           30,000           20,000         --              *
IRA
George H. Holsten,          10,000            20,000            20,000           30,000           20,000         --              *
III
Daniel M. Keenan             2,500             5,000             5,000            7,500            5,000         --              *
Janice C.                   10,000            20,000            20,000           30,000           20,000         --              *
Kimbrough
Ledger Domain                5,000            10,000            10,000           15,000           10,000         --              *
Partners
Daniel T. McFadden           5,000            10,000            10,000           15,000           10,000         --              *
John T. Melin                5,000            10,000            10,000           15,000           10,000         --              *
MSJ Larson Inc.              5,000            10,000            10,000           15,000           10,000         --              *
Linda Nash                  10,000            20,000            20,000           30,000           20,000         --              *
Ronald Nash -- IRA          40,000            80,000            80,000          120,000           80,000         --              *
Ronald and Linda            40,000            80,000            80,000          120,000           80,000         --              *
Nash JTWROS
Eli Oxenhorn                20,000            40,000            40,000           60,000           40,000     290,340(5)         2.6
Penparc Limited             20,000            40,000            40,000           60,000           40,000         --              *
Poseidon Capital             5,000            10,000            10,000           15,000           10,000         --
Pension & Profit
Sharing Plan                                                                                                                     *
Quaestus SA                 10,000            20,000            20,000           30,000           20,000         --              *
Rainwater                    5,000            10,000            10,000           15,000           10,000                         *
Enterprises Ltd.                                                                                                      --
Herbert and Yvonne          10,000            20,000            20,000           30,000           20,000         --              *
Rechter JTWROS
Jonathan S. Rock            10,000            20,000            20,000           30,000           20,000         --              *
and John R. Rock
JTWROS
Jesse D. Roggen              5,000            10,000            10,000           15,000           10,000         --              *
Archibald and                5,000            10,000            10,000           15,000           10,000         --              *
Frances Rufty
Living Trust
Urs Rutsche                  5,000            10,000            10,000           15,000           10,000         --              *
Peter Sauer                  5,000            10,000            10,000           15,000           10,000         --              *
George Schimenti             2,500             5,000             5,000            7,500            5,000         --              *
Daniel Schlauri              5,000            10,000            10,000           15,000           10,000         --              *
John C. Schleyer             5,000            10,000            10,000           15,000           10,000         --              *
Karl A. Schurmann           10,000            20,000            20,000           30,000           20,000         --              *
Ramon Shane Sep              5,000            10,000            10,000           15,000           10,000                         *
IRA                                                                                                                   --
Eli and Ester               10,000            20,000            20,000           30,000           20,000         --              *
Shapiro JTWROS
Brad Shiffman                5,000            10,000            10,000           15,000           10,000         --              *
Dean Small                  10,000            20,000            20,000           30,000           20,000         --              *
Arthur Steinberg            10,000            20,000            20,000           30,000           20,000         --              *
Robert Steinberg             5,000            10,000            10,000           15,000           10,000         --              *
Patrick Storm and            5,000            10,000            10,000           15,000           10,000         --              *
Marie Storm
JTWROS
Berton Taffet               10,000            20,000            20,000           30,000           20,000         --              *




                                                           21





Wendy and Robert            10,000            20,000            20,000           30,000           20,000         --              *
Ull JTWROS
Wall Street Partners        15,000            30,000            30,000           45,000           30,000         --              *
Investment
Partnership
Sylvia T. Wells              5,000            10,000            10,000           15,000           10,000         --              *
Woodland Partners           20,000            40,000            40,000           60,000           40,000     323,338(6)         2.9



(d) Shares of Common Stock and Redeemable Warrants and Shares underlying Redeemable Warrants being registered for resale by certain Selling Securityholders upon exercise of Consulting Warrants and UPO.


                                                        # of Shares
                         # of Shares                    Underlying        # of
                          Underlying                   Redeemable     Redeemable
                          Consulting    # of Shares     Warrants       Warrants                     # of
                           Warrants     Underlying     Underlying     Underlying                  Redeemable
                           Prior to      UPO Prior      UPO Prior      UPO Prior    # of Shares    Warrants
Name(1)                    Offering     to Offering    to Offering    to Offering   to be Sold    to be Sold  After the Offering(2)
- ----                     ---------      -----------    -----------    -----------   ----------    ----------  ------------------
                                                                                                               # of
                                                                                                               Shares      Percent
                                                                                                               ------      ------

Craig Shapiro              125,000        --            --               --           125,000      --            --          *
Frog Hollow Partners        50,000        --            --               --            50,000      --            --          *
John Freeman                25,000        --            --               --            25,000      --            --          *
Whale Securities Co.,      100,000      60,000        120,000         120,000         280,000     120,000        --          *
L.P.(7)




*       Less than 1%.

(1) To the best of the Company's knowledge, except as otherwise set forth below, all of such securities are beneficially owned and sole investment and voting power is held by the persons indicated. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of a security for purposes of the Rule if he or she has or shares voting power or investment power with respect to the security or has the right to acquire ownership within sixty days. As used herein, "voting power" is the power to vote or direct the voting of securities voting rights and "investment power" is the power to dispose of or direct the disposition of securities.

(2) Assumes all of the Convertible Debentures, Debenture Warrants, Consulting Warrants, UPO and Redeemable Warrants are fully converted or exercised.

(3) Includes 10,000 Shares issuable upon exercise of currently exercisable options. Mr. Donald Ptalis is a director of the Company.

(4) Includes 10,000 Shares issuable upon exercise of currently exercisable options. Does not include 125,000 Shares underlying options which become exercisable commencing in February 1997. Mr. Gary Wasserson is the Chief Executive Officer and a director of the Company.

(5) Includes 1,000 Shares and 1,000 Shares issuable upon exercise of Redeemable Warrants owned by Mr. Oxenhorn's son, of which he disclaims beneficial ownership, 54,170 shares of Common Stock issuable upon exercise of Redeemable Warrants and 100,000 shares of Common Stock issuable upon exercise of currently exercisable options.



                                                           22




(6) Includes 15,000 shares of Common Stock owned by The Marilyn and Barry Rubenstein Family Foundation, a tax exempt organization of which Mr. Rubenstein is a trustee, and 20,000 shares of Common Stock owned by Marilyn Rubenstein, Mr. Rubenstein's spouse. Mr. Rubenstein disclaims beneficial ownership over all of such shares. Also includes 54,500 shares of Common Stock beneficially owned by Woodland Partners, a New York general partnership of which Mr. Rubenstein is a partner. 10,500 of such shares represent Marilyn Rubenstein's equity interest in such partnership and Mr. Rubenstein disclaims beneficial ownership over such shares. Also includes 9,000 shares of Common Stock owned by the Woodland Venture Fund, a New York limited partnership, of which Mr. Rubenstein is a general partner. 5,557 of such shares represent Mr. Rubenstein's equity interest in such partnership and he disclaims beneficial ownership over the remaining 3,443 shares. Also includes 54,169 shares of Common Stock issuable upon exercise of Redeemable Warrants and 100,000 shares issuable upon exercise of currently exercisable options.

(7) Does not include shares held in Whale's trading account. Excludes 150,000 shares of Common Stock and 150,000 Redeemable Warrants (and 150,000 shares underlying such warrants) issuable to Whale pursuant to the underwriter's warrant issued in connection with the initial public offering of the Company. All of the underwriter's warrants to purchase such shares are held in the name of Whale Securities Co., L.P. for the account of its equity owners and certain of its employees, pending transferability of such warrants pursuant to the rules of the National Association of Securities Dealers, Inc. See "Plan of Distribution" for a description of certain fees paid and securities issued to Whale by the Company.

                              PLAN OF DISTRIBUTION

        The Shares and Redeemable Warrants offered by the Selling Securityholders may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares and Redeemable Warrants may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate. Such brokers or dealers (which may include Whale) may receive commissions or discounts from Selling Securityholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

        All costs, expenses and fees in connection with the registration of the securities offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of such securities will be borne by the Selling Securityholders.

        The Company has agreed, in connection with the exercise of the Redeemable Warrants pursuant to solicitation, to pay to Whale for bona fide services provided a fee of 5% of the exercise price for each Redeemable Warrant exercised, provided, however, that Whale will not be entitled to receive such compensation in Redeemable Warrant exercise transactions in which (i) the market price of the Common Stock at the time of the exercise is lower than the exercise price of the Redeemable Warrants; (ii) the Redeemable Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Redeemable Warrants at the time of exercise; (iv) the holder of the Redeemable Warrants has not confirmed in writing that Whale solicited such exercise; or (v) the transaction was in violation of Rule 10b-6 promulgated under the Exchange Act. In addition to soliciting, either orally or in writing, the exercise of the Redeemable Warrants, such services may also include disseminating information, either orally or in writing, to the holders of the Redeemable Warrants about the Company or the market for the Company's securities, and assisting in the processing of the exercise of the Redeemable Warrants.

        Whale served as the placement agent in connection with the May 1996 Private Placement and received a commission equal to 10% of the gross proceeds from the sale of the Units (except that there was no commission paid with respect to 2-1/2 Units sold to certain purchasers) and a $15,000 nonaccountable expense allowance. Whale also received a UPO to purchase three Units (up to 60,000 Shares and 120,000 Redeemable Warrants) at an exercise price of $100,000 per Unit, exercisable until May 10, 2001. The Company also agreed to indemnify Whale against certain liabilities in connection with the Offering under the Securities Act.

        Whale acted as the underwriter in connection with the Company's IPO, in which the Company raised approximately $7,650,000 of gross proceeds. In connection with the IPO, the Company paid to Whale 10% commissions and a 3% nonaccountable expense allowance, granted Whale an option to purchase 150,000 shares of Common Stock and/or 150,000 Redeemable Warrants, and granted Whale certain other rights.

        In April 1995, the Company issued to a designee of Whale the April 95 Common Stock Purchase Warrant, exercisable for five years, to purchase 50,000 shares of Common Stock at $5.00 per share in consideration of Whale granting the Company the right of first refusal to pursue any prospective acquisition target in the phone card industry that Whale identifies prior to February 1998. In October 1995, in further consideration of such right of first refusal, the Company issued to another designee of Whale the October

95 Common Stock Purchase Warrant, exercisable for five years, to purchase 50,000 shares of Common Stock at $5.00 per share. In January 1996, the Company entered into a one-year consulting agreement with Whale pursuant to which Whale and its designees will assist the Company in developing, studying and evaluating financing and merger and acquisition proposals. In consideration of such services, the Company issued Whale and its designees the January 96 Common Stock Warrants, exercisable for five years, to purchase 200,000 shares of Common Stock at $5.125 per share. The Company also paid a fee of $100,000 to Whale in consideration of Whale's assistance in connection with the Company's evaluation of the acquisition of Global Link and agreed to pay Whale certain other compensation in the event another acquisition is consummated.


                                  LEGAL MATTERS

        The legality of the securities being offered hereby has been passed upon by Graubard Mollen & Miller, New York, New York, general counsel to the Company.


                                     EXPERTS

        The consolidated financial statements of Global Telecommunication Solutions, Inc. and subsidiaries as of December 31, 1995 and 1994, and for the years then ended have been incorporated by reference herein from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included therein and upon the authority of such firm as experts in accounting and auditing.

        The financial statements of Global Link Teleco Corporation as of December 31, 1995 and for the year then ended have been incorporated by reference herein from the Company's Current Report on Form 8-K, filed March 15, 1996, and as thereafter amended on May 10, 1996, in reliance upon the report of KPMG Peat Marwick LLP, independent public accountants, included therein and upon authority of such firm as experts in accounting and auditing.

        The financial statements of Global Link Teleco Corporation as of December 31, 1994 and for the period from inception (March 28, 1994) to December 31, 1994 have been incorporated by reference herein from the Company's Current Report on Form 8-K, filed March 15, 1996, and as thereafter amended on May 10, 1996, in reliance upon the report of Price Waterhouse LLP, independent public accountants, included therein and upon authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution

         The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Common Stock offered hereby, other than underwriting discounts and commissions:


SEC filing fee..................................................   $10,286.47
Legal fees and expenses.........................................    25,000.00
Accounting fees and expenses....................................     6,000.00
Miscellaneous...................................................     8,713.53

         Total..................................................   $50,000.00


ITEM 15.  Indemnification of Directors and Officers

         The Company's Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by law.

         Section  145  of  the  Delaware  General   Corporation  Law  concerning
indemnification of officers, directors, employees and agents is set forth below.

         "Section 145. Indemnification of officers, directors, employees and agents; insurance.

         (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under sections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses incurred by an officer or director in defending a civil or criminal action, suite or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves

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services  by,  such  director,  officer,  employee  or agent with  respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith an in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 16.  Exhibits

         The following exhibits noted by an asterisk (*) are hereby incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 33-85998) declared effective by the Securities and Exchange Commission on December 14, 1994 and amended on August 8, 1995; by double asterisk (**) are hereby incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994; by triple asterisk (***) are hereby incorporated by reference from the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 15, 1996; and by quadruple asterisk (****) are hereby incorporated by reference to the Company's Post-Effective Amendment No. 2 to Registration Statement on Form SB-2 on Form S-3 (No. 33-85998) filed with the Securities and Exchange Commission on May 30, 1996.

Exhibit
Number                     Description

3.1*                       Certificate of Incorporation

3.2*                       Amendment to Certificate of Incorporation

3.3*                       By-Laws

3.4***                     Certificate of Merger of Merger Sub into Global Link

4.1*                       Form of Common Stock Certificate

4.2*                       Form of Redeemable Warrant Certificate

4.3*                       Warrant Agreement

4.4*                       Underwriter's Warrant

4.5*                       Stock Option Agreement between the Company and
                           Shelly Finkel

4.6*                       Stock Option Agreement between the Company and Paul
                           Silverstein

Exhibit
Number                     Description

4.7* Stock Option Agreement between the Company and James Koplik (originally exhibit no. 4.10 to the Company's Registration Statement on Form SB-2 (No. 33-85998))

4.8**                      Stock Option Agreement between the Company and John
                           McCabe

4.9 Warrant Agreement dated April 15, 1995 between Company and Craig Shapiro (to be filed by amendment)

4.10 Warrant Agreement dated October 26, 1995 between Company and Frog Hollow Partners (to be filed by amendment)

4.11                       Warrant Agreement dated January 22, 1996 between
                           Company and Whale
                           Securities Co., L.P. (to be filed by amendment)

4.12**** Unit Purchase Option dated May 10, 1996 issued to Whale Securities Co., L.P.

5.1 Opinion of Graubard Mollen & Miller (including consent) (filed herewith)

10.1*                      Sublease for 342 Madison Avenue, New York, New York

10.2*                      Sublease for additional space at 342 Madison Avenue,
                           New York, New York

10.3*                      Employment Agreement between the Company and Shelly
                           Finkel

10.4*                      Employment Agreement between the Company and Paul
                           Silverstein

10.5*                      Employment Agreement between the Company and Maria
                           Bruzzese

10.6*                      1994 Performance Equity Plan

10.7* Service Agreement between the Company and MCI Telecommunications Corporation (originally exhibit no. 10.17 to the Company's Registration Statement on Form SB-2 (No. 33-85998))

10.8* Service Agreement between the Company and Sprint Corporation (originally exhibit no. 10.18 to the Company's Registration Statement on Form SB-2 (No.33-85998))

10.9* Service Agreement between Independent Properties Sales Corporation ("IPSC")and Metromedia Communications Corporation ("Metromedia," which was later acquired by WorldCom) (originally exhibit no.
                           10.19 to the Company's Registration Statement on Form SB-2 (No. 33-85998))

10.10* Consent between IPSC and Metromedia allowing the assignment to the Company of IPSC's right to receive services from Metromedia.

10.11**                    Employment Agreement between the Company and John
                           McCabe

10.12**                    Consulting Agreement between the Company and Barry
                           Rubenstein

10.13**                    Consulting Agreement between the Company and Eli
                           Oxenhorn

Exhibit
Number                     Description

10.14***                   Merger Agreement by and among the Company, Merger
                           Sub and Global Link

10.15***                   Directors Voting Agreement

10.16*** Peoples Agreement, together with the Company's Guaranty of Peoples Second Payment

10.17*** Ancillary Agreement between Global Link and Peoples regarding payment of the Peoples Accounts Receivable, together with Holding Corp's Guaranty of such payment

10.18***                   Amended and Restated Securities Purchase Agreement

10.19***                   The Company's Guaranty of Debentures

10.20***                   Employment Agreement between the Company and Gary
                           Wasserson

10.21***                   Employment Agreement between the Company and David
                           Tobin

10.22***                   Stock Option Agreement between the Company and Gary
                           Wasserson

10.23***                   Stock Option Agreement between the Company and David
                           Tobin

10.24* Sublease for space at 40 Elmont Road, Elmont, New York (originally exhibit no. 10.14 to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form SB-2 (No. 33-85998))

10.25****                  Agency Agreement between the Company and Whale for
                           May 1996 Private Placement

10.26****                  Form of Subscription Agreement for May 1996 Private
                           Placement

10.27****                  Form of Registration Rights Agreement for May 1996
                           Private Placement

10.28 Consulting Agreement dated January 22, 1996 between Company and Whale Securities Co., L.P. (to be filed by amendment)

23.1                       Consent KPMG Peat Marwick LLP (filed herewith)

23.2                       Consent of Price Waterhouse LLP (filed herewith)

24.3 Consent of Graubard Mollen & Miller (filed as part of Exhibit 5.1) (filed herewith)

ITEM 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 25, 1996.

                              GLOBAL TELECOMMUNICATION SOLUTIONS, INC.



                              By: /s/ Shelly Finkel
                              Shelly Finkel, Chairman of the Board


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shelly Finkel and/or John McCabe his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                       Title                         Date


 /s/ Shelly Finkel              Chairman of the Board         June 25, 1996
- ------------------------------
Shelly Finkel

 /s/ Gary Wasserson             Chief Executive Officer       June 25, 1996
- ------------------------------- and Director
Gary Wasserson

 /s/ Alan Kaufman               Director                      June 25, 1996
- -------------------------------
Alan Kaufman

 /s/ Jack Tobin                 Director                      June 25, 1996
- -------------------------------
Jack Tobin

 /s/ John McCabe                President and Director        June 25, 1996
- -------------------------------
John McCabe

 /s/ Donald Ptalis              Director                      June 25, 1996
- -------------------------------
Donald Ptalis

 /s/ Maria Bruzzese             Chief Financial Officer       June 25, 1996
- --------------------------------(and principal accounting
 Maria Bruzzese                  officer)





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